Exhibit 99.1

- NEWS RELEASE -

Boeing Reports First-Quarter 2004 Results; Raises Outlook

-	Double-digit revenue growth and margins at Integrated Defense Systems and strong operating performance at Commercial Airplanes reflect intense focus on execution.

-	Record launch order for 7E7 received from All Nippon Airways

Financial Highlights:

•	Earnings Per Share (EPS)
-	Q1: $0.77, includes $0.12 of interest from federal tax refund
•	Revenue
-	Q1: $13.0 billion
•	Operating Cash Flow
-	Q1: $0.1 billion, after $1.0 billion discretionary investment in pensions
•	Cash Balance
-	$4.0 billion on 3/31/2004

Selected Operating Highlights:

•	Integrated Defense Systems delivered strong revenue growth and margins across its broad portfolio of defense businesses; Future Combat Systems successfully completed major program System of System requirements and software reviews; captured orders for additional V-22 Ospreys and a U.S. Air Force transformational communications satellite program, as well as follow-on contracts for JDAM and airport security programs
•	Boeing Commercial Airplanes achieved strong operating margins on deliveries of 76 airplanes; won important orders from WestJet, Cathay Pacific Airways and Nippon Cargo Airlines; received U.S. and European certification for the new 777-300ER; launched the 747-400 Special Freighter; launched the 7E7 with an order of 50 airplanes from All Nippon Airways in April
•	Other Boeing Businesses made progress as Boeing Capital delivered higher earnings while Connexion by BoeingSM prepared for commercial launch in the second quarter of 2004

Table 1. Summary Financial Results
	1st Quarter		% Change
(Millions, except per share data)	2004	2003

Revenues	$12,959	$12,258	6%
Reported Net Income (Loss)	$623	($478)	N.M.
Reported Earnings per Share (Loss)	$0.77	($0.60)	N.M.

Diluted EPS Impact of Non-Cash SFAS 142 Goodwill Impairment Charges		($1.02)

Adjusted Earnings per Share*	$0.77	$0.42	83%

Average Diluted Shares for EPS[1]	810.9	800.0

[1]	Average diluted shares in the first quarter of 2003 reflect basic shares due to the net loss reported in the quarter.
*	A complete definition and discussion of Boeing’s use of non-GAAP measures, identified by an asterisk (*), is attached at the end of the release.

CHICAGO, April 28, 2004 — The Boeing Company [NYSE: BA] reported healthy growth and profitability for the first quarter of 2004 with net income of $623 million, or $0.77 per share, on revenues of $13.0 billion. Results included a $0.12 per share gain related to interest on a federal tax refund. This compares with a net loss of $478 million, or $0.60 per share, on revenues of $12.3 billion in the first quarter of 2003. The first quarter of 2003 included a revaluation of goodwill totaling $818 million after tax.

“Boeing’s first-quarter 2004 results reflect our drive to improve profitability through intense focus on execution across all of our businesses,” Boeing President and CEO Harry Stonecipher said. “Integrated Defense Systems delivered another strong quarter of revenue growth and margin performance as it executed on its large backlog of key defense programs. Boeing Commercial Airplanes is generating solid profitability at the bottom of the commercial airplane cycle, while investing for future growth in the new 7E7 airplane which received a launch order for 50 airplanes from All Nippon Airways this week. I am pleased with the progress the Boeing team made during the quarter to deliver value to customers and shareholders.”

The Company’s first-quarter earnings from operations totaled $0.8 billion (see Table 2), reflect strong performance and growth in the Company’s portfolio of defense businesses as well as higher operating earnings at Commercial Airplanes and Boeing Capital.

Table 2. Earnings from Operations & Margins
	1st Quarter		% Change
(Millions, except margin percent)	2004	2003

Earnings from Operations	$838	($370)	N.M.

Add Back: Goodwill Impairment Charges(1)		$913

Adjusted Earnings from Operations*	$838	$543	54%

Operating Margin	6.5%	(3.0%)	9.5 Pts

Adjusted Operating Margin*	6.5%	4.4%	2.1 Pts

(1)	See SEC filings, including Boeing press releases dated April 10, 2003, and April 23, 2003, for additional information.

Pre-tax expense for share-based plans totaled $119 million in the first quarter, reducing earnings per share by $0.10. These expenses are non-cash and are attributable to the Company’s equity compensation plans. Deferred stock compensation expense primarily attributable to vested and undistributed performance shares, which is separately determined based on the quarterly change in the Company’s stock price, increased first-quarter earnings per share by $0.01 as the Company’s stock price fell slightly during the period.

The Company generated $1.1 billion of cash flow during the quarter before making a discretionary cash contribution to its pension plans totaling $1.0 billion (pre-tax). Operating cash flow, after pension contributions, was $0.1 billion (see Table 3).

Table 3. Cash Flow
	1st Quarter
(Millions)	2004	2003

Operating Cash Flow(1)(2)	$95	($428)

Less Property, Plant & Equipment, Net	($182)	($130)

Free Cash Flow*	($87)	($558)

(1)	Includes pension contributions totaling $1.0 billion and tax refunds totaling $0.1 billion in first quarter of 2004.

(2)	First-quarter 2004 operating cash flow includes $0.3 billion of cash received from customer-financing transactions and classified as operating cash flow compared to $0.3 billion in the first quarter of 2003.

The Company’s cash balance at quarter-end totaled $4.0 billion, down from $4.6 billion at the end of 2003 as the Company reduced debt at Boeing Capital by approximately $0.4 billion (see Table 4). The debt reduction reflected the unit’s announced strategy to reduce financing-portfolio growth and risk. The Company’s debt was unchanged at $4.7 billion.

Table 4. Cash and Debt Balances
	Quarter-End
(Billions)	1Q04	4Q03

Cash	$4.0	$4.6
Debt Balances:
The Boeing Company	$4.7	$4.7
Boeing Capital Corporation	$8.8	$9.2
Non-Recourse Customer Financing	$0.5	$0.5

Total Consolidated Debt	$14.0	$14.4

Segment Results

Integrated Defense Systems

During the first quarter, Integrated Defense Systems (IDS) delivered strong revenue growth and excellent operating profitability in its large defense and intelligence businesses. IDS revenues increased 18 percent to $7.4 billion, driven by double-digit growth in all four of its business segments. IDS delivered strong first-quarter operating margins of 10.0 percent, reflecting outstanding program execution as well as the capture of on-going performance improvements on contracts nearing completion in the Aircraft and Weapon Systems and Support Systems businesses. Margins were up from 0.5 percent in the first quarter of 2003, which included a significant charge for goodwill impairment (see Table 5).

Table 5. Integrated Defense Systems Operating Results
	1st Quarter		% Change
(Millions, except margin percent)	2004	2003

Revenues
Aircraft and Weapon Systems	$3,021	$2,684	13%
Network Systems	$2,481	$1,954	27%
Support Systems	$1,107	$965	15%
Launch and Orbital Systems	$808	$658	23%

Total IDS Revenues	$7,417	$6,261	18%

Earnings / (Losses) from Operations
Aircraft and Weapon Systems	$476	$381	25%
Network Systems	$181	$134	35%
Support Systems	$144	$109	32%
Launch and Orbital System (1)	($63)	($593)	N.M.

Total IDS Earnings from Operations	$738	$31	N.M.

Add Back: Goodwill Impairment Charges		$572

Adjusted Earnings from Operations*	$738	$603	22%

Operating Margins	10.0%	0.5%	9.5 Pts
Adjusted Operating Margins*	10.0%	9.6%	0.4 Pts

(1)	1Q03 results include SFAS 142 goodwill impairment charges totaling $572 million.

Aircraft and Weapon Systems delivered another quarter of excellent profitability. Revenues rose 13 percent to $3.0 billion on increased F/A-18, JDAM, F/A-22 and rotorcraft volume. Performance remained outstanding with operating margins of 15.8 percent driven by very strong execution on its production programs as well as positive performance adjustments on several contracts. These margins are evidence of Boeing’s continued focus on lean initiatives, which ultimately benefit our U.S. Government customer.

Network Systems continued its rapid growth and solid performance in the first quarter. Revenues rose 27 percent to $2.5 billion on increased activity in its Future Combat Systems, Proprietary, and Airborne Command and Control programs. Operating margins were 7.3 percent as higher revenues and favorable program mix were somewhat offset by cost growth on DoD satellite programs.

Support Systems also delivered strong growth and excellent profitability. Revenues increased 15 percent to $1.1 billion on significant increases in supply chain services, maintenance and modifications on transport aircraft, and modernization and upgrade programs. Operating margins grew to 13.0 percent on the higher revenue, strong program performance and favorable contract close-outs.

Launch and Orbital Systems’ first-quarter results were affected by the continued weakness in commercial space markets and cost growth in its satellite business. Revenues rose 23 percent on higher satellite volumes including the termination for convenience of a commercial satellite program. Operating losses totaled $63 million reflecting cost growth on certain satellite programs partially offset by continued profitability on its NASA programs.

IDS won key business during the quarter including orders for additional V-22 Ospreys and a U.S. Air Force transformational communications satellite program, as well as follow-on contracts for JDAMs and airport security programs. Contractual backlog ended the quarter at $41.6 billion, up from $40.9 billion at the end of 2003. Unobligated backlog declined to $44.2 billion at the end of the quarter primarily due to the Comanche termination and the funding of previously unobligated backlog on C-17 and proprietary programs. At the end of first quarter, total IDS backlog, comprised of contractual and unobligated, was $85.8 billion.

Boeing Commercial Airplanes

Commercial Airplanes continued to aggressively manage for profitability through the downturn in its markets while investing for long-term growth. Results for the first quarter reflect strong operating performance, slightly higher delivery volumes and increased investment in the new 7E7 airplane (see Table 6). Commercial Airplanes received U.S. and European certification for its new 777-300ER airplane with initial customer deliveries scheduled for the second quarter. Commercial Airplanes made important progress on the 7E7 and earlier this week, launched the program with an order for 50 airplanes from All Nippon Airways worth approximately $6 billion at list prices. Customer interest from other airlines around the world remains heavy. Commercial Airplanes also continued to select key partners for the 7E7 and, in early April, announced that it has selected General Electric and Rolls Royce as the engine suppliers for the airplane.

Table 6. Commercial Airplanes Operating Results
	1st Quarter			% Change
(Millions, except deliveries & margin percent)	2004	2003

Commercial Airplanes Deliveries	76	71		7%

Revenues	$5,330	$5,697		(6%	)
Earnings from Operations	$352	($112)		N.M.

Add Back: Goodwill Impairment Charges		$341

Adjusted Earnings from Operations*	$352	$229		54%

Operating Margins	6.6%	(2.0%	)	8.6 Pts
Adjusted Operating Margins*	6.6%	4.0%		2.6 Pts

During the first quarter, deliveries of commercial airplanes increased 7 percent to 76 airplanes when compared with the first quarter of 2003, consisting of a higher proportion of single-aisle airplane deliveries. Revenues fell by 6 percent to $5.3 billion reflecting lower airplane services and used aircraft sales volume. Operating earnings totaled $352 million and operating margins increased to 6.6 percent as Commercial Airplanes continued to focus on reducing costs and improving asset utilization across its operations.

Commercial Airplanes captured 36 gross orders during the quarter, including key orders from Nippon Cargo Airlines, Cathay Pacific Airways and WestJet. Contractual backlog totaled $62.2 billion at quarter-end compared with $63.9 billion at the end of 2003.

Boeing Capital Corporation

During the first quarter, Boeing Capital Corporation (BCC) continued implementation of its new strategy to create value by supporting the operations of Boeing’s business units while reducing risk. Earnings increased as customer-financing portfolio growth moderated and market conditions stabilized (see Table 7).

Table 7. Boeing Capital Corporation Operating Results
	1st Quarter		%
(Millions)	2004	2003	Change

Revenues	$307	$283	8%

Pre-Tax Income(1)	$87	($113)	N.M.
(1)	Includes financing-related interest expense of $103 million and $111 million for 1Q04 and 1Q03, respectively.

First-quarter revenues rose by 8 percent to $307 million reflecting modest year-on-year portfolio growth and gains on asset sales. Pre-tax income rose markedly to $87 million, driven by gains on asset sales and a sharp reduction in non-cash charges compared with the first quarter of 2003.

BCC’s customer-financing portfolio was unchanged in the first quarter at $12.2 billion. New business volume of approximately $0.3 billion was offset by $0.3 billion of asset run-off and depreciation. The allowance for losses on finance leases and notes receivable at the end of the first quarter was 4.7 percent, unchanged from the end of 2003. Leverage, as measured by the ratio of debt-to-equity, was a conservative 4.4-to-1, down from 4.7-to-1 at the end of 2003.

At quarter end, approximately 80 percent of BCC’s portfolio was related to Boeing products and services (primarily commercial aircraft), up slightly from the end of 2003. On January 15, 2004, BCC announced it is assessing strategic options with regard to the future of its Commercial Financing Services unit, including the possible sale of the unit. At the end of March 2004, Commercial Financing Services assets totaled $2.2 billion.

“Other” Segment

The “Other” segment consists primarily of the Connexion by BoeingSM and Boeing Technology units, as well as certain results related to the consolidation of all business units. For the first quarter, losses from operations were $104 million, slightly lower than the first quarter of 2003 as a result of higher spending on Connexion by BoeingSM more than offset by reduced customer-financing charges.

During the quarter, Connexion by BoeingSM continued to prepare for launch of commercial service starting with Lufthansa in early May 2004. The Company also announced that it would scale back its investment in its Air Traffic Management business and consolidate the unit into Boeing Technology to improve operating efficiencies.

Outlook

The Company is raising its 2004 outlook for earnings to reflect strong performance at Integrated Defense Systems and Commercial Airplanes, lower pension expense as a result of the first-quarter pension contribution and the impact of the federal tax refund. The Company is also increasing its 2005 outlook for revenues and earnings to reflect expected higher deliveries of commercial airplanes as well as lower than previously anticipated pension expense (see Table 8).

Strength in defense and intelligence markets is expected to drive solid Company revenue and earnings growth in 2004 and 2005. Commercial airplane markets are slowly improving with delivery recovery expected in 2006. And the Company continues to develop the 7E7 for first delivery into stronger markets in 2008. Market conditions for commercial space are expected to remain challenging.

The airline industry environment remains mixed with trends varying between carriers and regions. A number of low-cost carriers continue to gain market share, remain profitable and order new airplanes. There have been encouraging signs that the global economy and air traffic are recovering and that airline interest is increasing. Commercial Airplanes is experiencing increased demand for 737s as airline passengers continue to value frequent, direct routes and airlines focus on reducing costs. As a result, the Company expects airplane deliveries to increase slightly in 2005 before a further increase in 2006.

The Company expects deliveries in 2004 to be approximately 285 airplanes. In 2005, deliveries are now expected to total approximately 300 airplanes, up slightly from previous expectations that it would be the same as 2004, driven by increased demand for single-aisle airplanes. The delivery forecast is essentially sold out for 2004 and 92 percent sold for 2005. The increase in deliveries is reflected in improved Commercial Airplanes revenue and operating earnings guidance ranges. Demand for aircraft spares has recently improved and is expected to slowly strengthen as this market recovers more fully in 2005.

The Company expects its defense and non-commercial space businesses to continue performing well in their growing markets. IDS anticipates continued growth and performance in its Network Systems segment, driven by captured programs such as Future Combat Systems and its leading position in missile defense, homeland security, intelligence, and DoD network-centric programs. The Aircraft and Weapon Systems and Support Systems segments are also expected to continue delivering strong results, though margins are expected to be lower than the first quarter. The Company’s outlook contemplates signing in 2004 the proposed contract to deliver 100 767 tankers to the U.S. Air Force.

The Company’s 2004 revenue outlook is unchanged at +/- $52 billion. Revenue guidance for 2005 is increased from between $55 billion and $57 billion to between $57 billion and $59 billion.

Earnings-per-share guidance for 2004 is increased from between $1.75 and $1.95 per share to between $2.05 and $2.25 per share. For 2005, earnings-per-share guidance is increased from between $1.95 and $2.20 per share to between $2.20 and $2.45 per share.

The Company’s forecast for operating cash flow in 2004 and 2005 is unchanged. Guidance for 2004 is $3.0 to $3.5 billion, which now includes the recent $1 billion contribution to the Company’s pension plans not previously included in our forecast. The cash flow forecast for 2005 remains greater than $4.5 billion. During the guidance period, the Company will continue to evaluate making additional discretionary payments to its pension plans. The Company expects capital expenditures in 2004 to be approximately $1 billion and expenditures in 2005 to be approximately $1.5 billion.

The Company expects research and development expenses to be between 3.25 and 3.75 percent of revenue in 2004 and between 3.5 and 4.0 percent in 2005 as spending increases on the 7E7 program.

Table 8. Financial Outlook (Billions, except per share data)	2004	2005

The Boeing Company
Revenues	+/- $52	$57 - $59
Earnings Per Share (GAAP)	$2.05 - $2.25[1]	$2.20 - $2.45
Operating Cash Flow	$3.0 - $3.5	> $4.5

Boeing Commercial Airplanes
Deliveries	~ 285	~ 300
Revenues	~ $20	$22 - $23
Operating Margins	4.5% - 5.5%	5.0% - 6.0%

Integrated Defense Systems
Revenues
Aircraft and Weapon Systems	$10.8 - $11.2	Modest Growth
Network Systems	$10.9 - $11.2	Significant Growth
Support Systems	$4.4 - $4.8	Moderate Growth
Launch and Orbital Systems	$3.1 - $3.4	Modest Growth

Total IDS Revenues	$29.2 - $30.6	About 10% Growth

Operating Margins
Aircraft and Weapons Systems	12.3% - 12.8%	Continued Strong
Network Systems	8.5% - 9.0%	High Single Digit
Support Systems	10.5% - 11.0%	Continued Strong
Launch and Orbital Systems	Just Under Breakeven	Low Single Digit

Total IDS Operating Margin	9.3% - 9.8%	Improving, Slightly Below 10%

Boeing Capital Corporation
Portfolio Growth (Net)	Flat	< $0.5
Revenue	~ $1.1	~ $1.2
Return on Assets	> 1%	> 1%

[1]	Includes $0.12 per share for tax refund

Non-GAAP Measure Disclosure

The following definitions are provided for non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used by the Company within this disclosure. The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently.

Adjusted Financial Results

The Company reports adjusted earnings per share, earnings from operations, and operating margins excluding SFAS 142 goodwill charges. Management believes that because goodwill is a non-cash charge related to past acquisitions, adjusting the Company’s financial results to exclude goodwill provides investors with a clearer perspective on the current underlying operating performance of the Company. Management uses earnings from operations excluding goodwill charges as an internal measure of business operating performance.

Adjusted Earnings per Share

The Company defines adjusted earnings per share as GAAP earnings per share less SFAS 142 goodwill charges. Table 1 reconciles GAAP EPS and adjusted EPS.

Adjusted Earnings from Operations (or Adjusted Operating Losses)

The Company defines adjusted earnings from operations as GAAP earnings from operations less SFAS 142 goodwill charges. Tables 2, 5, and 6 reconcile GAAP earnings from operations and adjusted earnings from operations.

Adjusted Operating Margin

The Company defines adjusted operating margin as the adjusted earnings from operations (defined above) divided by revenues. Tables 2, 5, and 6 reconcile GAAP operating margins and adjusted operating margins.

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant, and equipment, net. GAAP operating cash flow includes inter-company cash received from the sale of aircraft by Commercial Airplanes for customers who receive financing from BCC. In the first quarter of 2004, the contribution to operating cash flow related to customer deliveries of Boeing airplanes financed by BCC totaled approximately $0.3 billion, compared with $0.3 billion for the first quarter of 2003.

GAAP investing cash flow includes a reduction in cash for the intercompany cash paid by BCC to Commercial Airplanes, as well as an increase in cash for amounts received from third parties, primarily customers paying amounts due on aircraft financing transactions. The majority of BCC’s customer financing is funded by debt and cash flow from BCC operations.

Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 3 provides a reconciliation between GAAP operating cash flow and free cash flow.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this report may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors, including the continued operation, viability and growth of major airline customers and non-airline customers (such as the U.S. Government); adverse developments in the value of collateral securing customer and other financings; the occurrence of any significant collective bargaining labor dispute; our successful execution of internal performance plans, price escalation, production rate increases and decreases (including any reduction in or termination of an aircraft product), acquisition and divestiture plans, and other cost-reduction and productivity efforts; charges from any future SFAS No. 142 review; an adverse development in rating agency credit ratings or assessments; the actual outcomes of certain pending sales campaigns and U.S. and foreign government procurement activities, including the timing of procurement of tankers by the U.S. Department of Defense (DoD); the cyclical nature of some of our businesses; unanticipated financial market changes which may impact pension plan assumptions; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; performance issues with key suppliers, subcontractors and customers; factors that could result in significant and prolonged disruption to air travel worldwide (including future terrorist attacks); any additional impacts from the attacks of September 11, 2001; global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; the outcome of political and legal processes, including uncertainty regarding government funding of certain programs; changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government or commercial contracts due to unilateral government or customer action or failure to perform; legal, financial and governmental risks related to international transactions; legal proceedings; tax settlements with the IRS; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in our SEC filings, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2003.

#  #  #

Contact:

Investor Relations:	Dave Dohnalek or Bob Kurtz (312) 544-2140
Communications:	John Dern or Anne Eisele (312) 544-2002

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollars in millions except per share data)	Three months ended March 31

	2004	2003

Sales and other operating revenues	$12,959	$12,258

Cost of products and services	(10,728)	(10,533)

Boeing Capital Corporation interest expense	(103)	(111)

	2,128	1,614

Income/(loss) from operating investments, net	13	6

General and administrative expense	(710)	(612)

Research and development expense	(474)	(361)

Gain/(loss) on dispositions, net		7

Share-based plans expense	(119)	(114)

Goodwill impairment		(913)

Impact of September 11, 2001, recoveries/(charges)		3

Earnings (loss) from operations	838	(370)

Other income/(expense), net	159	16

Interest and debt expense	(84)	(93)

Earnings (loss) before income taxes	913	(447)

Income tax (expense)/benefit	(290)	(31)

Net earnings (loss)	$623	$(478)

Basic earnings (loss) per share	$0.78	$(0.60)

Diluted earnings (loss) per share	$0.77	$(0.60)

Cash dividends paid—per share	$0.17	$0.17

Average diluted shares (millions)	810.9	800.0

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Financial Position

(Unaudited)

(Dollars in millions except per share data)	March 31 2004	December 31 2003

Assets
Cash and cash equivalents	$3,950	$4,633
Accounts receivable	4,844	4,466
Current portion of customer and commercial financing	847	857
Income taxes receivable		199
Deferred income taxes	1,716	1,716
Inventories, net of advances and progress billings	5,324	5,338

Total current assets	16,681	17,209
Customer and commercial financing	12,588	12,094
Property, plant and equipment, net	8,383	8,432
Goodwill	1,915	1,913
Other acquired intangibles, net	1,012	1,035
Prepaid pension expense	9,483	8,542
Deferred income taxes	1,182	1,242
Other assets	2,556	2,519

	$53,800	$52,986

Liabilities and Shareholders’ Equity

Accounts payable and other liabilities	$13,514	$13,514
Advances in excess of related costs	3,705	3,464
Income taxes payable	437	277
Short-term debt and current portion of long-term debt	916	1,144

Total current liabilities	18,572	18,399
Accrued retiree health care	5,802	5,745
Accrued pension plan liability	6,629	6,629
Deferred lease income	831	775
Long-term debt	13,107	13,299
Shareholders’ equity:
Common shares, par value $5.00—
1,200,000,000 shares authorized;
Shares issued — 1,011,870,159 and 1,011,870,159	5,059	5,059
Additional paid-in capital	2,846	2,880
Treasury shares, at cost — 168,828,977 and 170,383,053	(8,244)	(8,322)
Retained earnings	15,030	14,407
Accumulated other comprehensive income (loss)	(4,143)	(4,145)
ShareValue Trust Shares — 41,366,643 and 41,203,693	(1,689)	(1,740)

Total shareholders’ equity	8,859	8,139

	$53,800	$52,986

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended March 31

(Dollars in millions)	2004	2003

Cash flows - operating activities:
Net earnings (loss)	$623	$(478)
Adjustments to reconcile net earnings/(loss) to net cash (used)/provided by operating activities
Non-cash items:
Impairment of goodwill		913
Share-based plans expense	119	114
Depreciation	327	343
Amortization of other acquired intangibles	23	23
Amortization of debt discount/premium and issuance costs	4	4
Pension income	72	(42)
Investment/asset impairment charges, net	25	52
Customer and commercial financing valuation provision	44	170
Gain on dispositions, net		(7)
Other charges and credits, net	(17)	27
Changes in assets and liabilities:
Accounts receivable	(378)	25
Inventories, net of advances, progress billings and reserves	(512)	(275)
Accounts payable and other liabilities	101	(589)
Advances in excess of related costs	241	(389)
Income taxes receivable, payable and deferred	380	(303)
Deferred lease income	56	(21)
Prepaid pension expense	(1,002)
Accrued retiree health care	57	76
Other	(68)	(71)

Net cash (used)/provided by operating activities	95	(428)

Cash flows - investing activities:
Customer financing and properties on lease, additions	(293)	(536)
Customer financing and properties on lease, reductions	157	254
Property, plant and equipment, net additions	(182)	(130)
Acquisitions, net of cash acquired		(71)
Proceeds from dispositions	67	62
Contributions to investment in strategic and non-strategic operations	(14)	(7)
Proceeds from investment in strategic and non-strategic operations	75	21

Net cash used by investing activities	(190)	(407)

Cash flows - financing activities:
New borrowings		1,037
Debt repayments	(471)	(415)
Stock options exercised, other	26	16
Dividends paid	(143)	(143)

Net cash (used)/provided by financing activities	(588)	495

Net decrease in cash and cash equivalents	(683)	(340)
Cash and cash equivalents at beginning of year	4,633	2,333

Cash and cash equivalents at end of first quarter	$3,950	$1,993

The Boeing Company and Subsidiaries

Business Segment Data

(Unaudited)

(Dollars in millions)	Three months ended March 31

	2004	2003

Revenues:
Commercial Airplanes	$5,330	$5,697
Integrated Defense Systems:
Aircraft and Weapon Systems	3,021	2,684
Network Systems	2,481	1,954
Support Systems	1,107	965
Launch and Orbital Systems	808	658

Total Integrated Defense Systems	7,417	6,261
Boeing Capital Corporation	307	283
Other	134	228
Accounting differences / eliminations	(229)	(211)

Sales and other operating revenues	$12,959	$12,258

Earnings (loss) from operations:
Commercial Airplanes	$352	$(112)
Integrated Defense Systems:
Aircraft and Weapon Systems	476	381
Network Systems	181	134
Support Systems	144	109
Launch and Orbital Systems	(63)	(593)

Total Integrated Defense Systems	738	31
Boeing Capital Corporation	87	(113)
Other	(104)	(118)
Accounting differences / eliminations	(70)	25
Share-based plans expense	(119)	(114)
Unallocated expense	(46)	31

Earnings (loss) from operations	838	(370)
Other income/(expense), net	159	16
Interest and debt expense	(84)	(93)

Earnings (loss) before income taxes	913	(447)
Income tax (expense)/benefit	(290)	(31)

Net earnings (loss)	$623	$(478)

Effective income tax rate	31.8%	(6.9)%

Research and development expense:
Commercial Airplanes	$225	$157
Integrated Defense Systems:
Aircraft and Weapon Systems	107	78
Network Systems	60	42
Support Systems	16	15
Launch and Orbital Systems	37	48

Total Integrated Defense Systems	220	183
Other	29	21

Total research and development expense	$474	$361

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

Deliveries	1st Quarter

Commercial Airplanes	2004		2003

717	3	(3)	3	(2)
737 Next-Generation	55		41
747	5		6
757	4		5
767	1	(1)	9	(1)
777	8		7

Total	76		71

Note: Commercial Airplanes deliveries by model include deliveries under operating lease, which are identified by parentheses.

Integrated Defense Systems

Aircraft and Weapon Systems:
Chinook International New Builds	—		—
Apache (New Builds)	—		—
F/A-18E/F	13		11
T-45TS	2		4
F-15	1		1
C-17	5		5
C-40	—		1
Network Systems
Satellites:	—		—
Launch and Orbital Systems:
Delta II	—		1
Delta IV	—		1
Satellites	1		1

Contractual backlog (Dollars in billions)	March 31 2004	December 31 2003

Commercial Airplanes	$62.2	$63.9
Integrated Defense Systems:
Aircraft and Weapon Systems	20.2	19.4
Network Systems	11.4	11.7
Support Systems	6.5	5.9
Launch and Orbital Systems	3.5	3.9

Total Integrated Defense Systems	41.6	40.9

Total contractual backlog	$103.8	$104.8

Unobligated backlog	$44.2	$50.6

Workforce	157,000	157,000